Exhibit 10.22

MICHAEL D. FREEDMAN
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into on this 22nd day of September 2014, by and between GWG Holdings, Inc., a Delaware corporation (the Company") and Michael D. Freedman (the "Executive")

RECITALS

A. The Company desires to employ Executive; and

B. Executive desires to become employed by the Company.

NOW, THEREFORE, in consideration of the recitals above and the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and Executive (collectively the "Parties" and each a "Party") agree as follows:

1.	Title, Duties and Term of Employment:

(a) Executive will serve as the Executive Vice President and General Counsel of the Company reporting to the Company's Chief Executive Officer and Board of Directors. Executive understands and agrees that the Company is a rapidly growing and changing organization and the precise nature of the work asked to be completed on behalf of the Company may be adjusted from time to time, but in any event, the duties and responsibilities will include those duties and responsibilities normally associated with and appropriate for someone in the position of Executive Vice President and General Counsel, which shall include, but not be limited to: review and provide day-to-day effective oversight of all legal and regulatory matters, ensuring operational integrity and best practices; helping the Company to achieve and exceed strategic and operating goals; responsibility for formulating overall legal, regulatory and legislative strategies, policies and tactics for the organization in alignment with current and future business strategies and objectives of the Company; developing and maintaining intra- and inter- industry relationships; advising the Board of Directors ("Board") and the Chief Executive Officer concerning such matters as Company initiatives and developments in the industry, while helping the Board understand any significant, complex or unique business, legal or regulatory issues; working with outside legal counsel, advisors, lobbyists, other vendors and auditors, as appropriate; and travel as needed and requested by the Company, including working out of the Minneapolis office to perform duties.

(b) Executive shall perform his duties and responsibilities to the best of his professional skill and ability. In all such matters, Executive will act in good faith, in the best interests of the Company.

(c) Executive's employment under this Agreement shall commence on the date of execution of the Agreement by the Executive and the Company (the "Commencement Date"). Executive's employment shall continue thereafter until the third anniversary of the Commencement Date (the "Initial Term"); and shall be automatically extended for one (1) additional year (a "Renewal Term") at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a "Term Date"), unless either Party provides written notice to the other of its non-renewal of this Agreement not later than sixty (60) days prior to a Term Date, or Executive's employment is terminated sooner under paragraph 3 of this Agreement. The period during which Executive's employment continues in effect pursuant to this Agreement is hereinafter referred to as the "Employment Period."

2.	Compensation: During the Employment Period, Executive shall be compensated as follows:

(a) Base Salary: As used in this Agreement, the term "Base Salary" refers to the annual amount of Executive's salary, and does not include any other amounts. For example, Base Salary does not include option or incentive compensation or bonus awards. For the services to be rendered by Executive as the Executive Vice President and General Counsel of the Company, the Company agrees to pay Executive a Base Salary of $350,000 per year, subject to all payroll deductions as required by law. Executive's Base Salary shall be reviewed annually, and may be increased to $500,000 per year upon the promotion of the Executive to an officer of the Company, which the parties agree is an appropriate target base salary for the position of an officer of the Company, at the sole discretion of the Board of Directions. The Base Salary may not be decreased except upon written agreement of the parties.

(b) Signing Bonus: The Company agrees to pay Executive a signing bonus in the amount $200,000, subject to all payroll deductions as required by law ("Signing Bonus"). The Signing Bonus shall be paid as follows: (i) $100,000 on the first regular payroll date following the 30-day anniversary of the Commencement Date of which $50,000 shall be applied to repay a loan made to the Executive for purposes of purchasing common stock of the Company in its initial public offering; and (ii) $100,000 not later than the first regular payroll date following the 270-day anniversary of the Commencement Date; provided, however that any unpaid portion of the Signing Bonus shall not be paid: (iii) unless Executive remains employed on the applicable payment date(s) and (iv) to the extent any civil action or litigation contemplated by subparagraph 9(d) of this Agreement is commenced on or before either of the aforementioned payment dates, payment and the payment date(s) shall be postponed until the first ordinary payroll date following final resolution of said civil action or litigation, with the understanding that the Company shall be permitted to and shall offset from any remaining balance of the Signing Bonus any amounts which the Company has incurred relative to the defense, indemnification or settlement of any such action or litigation.

(c) Incentive Compensation: Beginning on January 1, 2015, Executive shall participate in the Company's Incentive Compensation Plan. If the Company continues the current or a substantially similar version of its Incentive Compensation Plan, when calculating Executive's Quarterly Incentive Bonus under that plan during 2015, the Company shall use an Individual Performance Rating of 10 if the Company exceeds 100% of its base line plan performance plan set forth in Exhibit A.

(d) Options: On the Commencement Date, the Company shall provide Executive with an initial grant of options for 318,000 shares of the Company's common stock, at the initial public offering price of the Company's common stock pf $12.50 per share, which shall vest as follows: (i) options for 159,000 shares shall vest on a pro-rata basis over the Initial Term ("Time Release Options"); and (ii) options for 159,000 shares over the Initial Term ("Incentive Options") of which 53,000 shall be eligible to vest each year during the Initial Term based upon the performance of the Company's closing stock price at each fiscal quarter end over the initial public offering price of the Company's common stock in any calendar quarter according to the following formula:

Stock Price	% Vest
$ 25.00	100%
$ 22.00	80%
$ 20.00	65%
$ 18.00	50%
$ 16.00	35%
$ 15.00	25%
$ 14.00	15%
$ 13.50	10%
$ 13.00	5%
$ 12.50	Initial Public Offering Price

By way of example, if the stock price of the common stock reached $21.00 per share on March 31, 2015, then 65% of the options for 53,000 shares (34,450 shares) would vest and options for 18,550 shares the grant would remain eligible to vest in 2015. If stock price is subsequently $15.00 per share on June 30, 2015, then up to 25% of the options for 53,000 shares (13,250) would vest and 5,300 shares of the grant would remain eligible to vest in 2015. If the stock price is subsequently $12.50 per share at September 31, 2015, then 0% of the options for 5,300 shares would vest and 5,300 shares of the grant would remain eligible to vest in 2015. If stock price is subsequently $15.00 per share on December 31, 2015, then up to 25% of the options for 53,000 shares (13,250) would vest but since only 5,300 shares are available to vest in 2015 which would be the final vesting option grant of the year.

In another example, if the stock price of the common stock reached $10.00 per share on March 31, 2015, then 0% of the options for 53,000 shares would vest and options for 53,000 shares the grant would remain eligible to vest in 2015. If stock price is subsequently $25.00 per share on June 30, 2015, then 100% of the options for 53,000 shares would vest and no additional shares of the grant would remain eligible to vest in 2015.

The options granted herein are subject in all respects to the Company's Stock Option Plan.

Upon termination of employment for any reason, all unvested Options shall terminate and be forfeited pursuant to the Stock Option Plan.

All options shall become fully vested immediately prior to a Change in Control as defined below. As used in this Agreement, the term "Change in Control" shall mean: (i) the sale of substantially all of the assets of the Company to another person or entity (other than a subsidiary or other affiliate of the Company), (ii) the acquisition of actual or beneficial ownership of more than fifty percent of the total combined voting power of all classes of Company stock entitled to vote by a person or group of persons acting in concert (other than a subsidiary or other affiliate of the Company) who did not own more than fifty percent of such on the date of this Agreement, or (iii) the merger of the Company into another entity (other than a subsidiary or other affiliate of the Company), where the Company's shareholders (determined as of the date of merger) own (directly or indirectly) less than fifty percent of the shares of the surviving entity.

(e) Benefit Plans and Programs: Beginning on the Commencement Date, Executive shall be entitled to participate in all employee benefit plans and programs made available by the Company to the Company's executive employees generally, including, without limitation: health insurance, dental insurance, life insurance, disability insurance, 401k plan and health spending account (HSA) plan. During the Employment Period, the Company shall pay the same portion of the costs of such benefits and programs as other senior executive employees for Executive. In the event that the provision of, or payment for, such benefits is prohibited or otherwise adversely impacted by the Patient Protection and Affordable Care Act or other similar laws, the Parties shall negotiate in good faith to determine an equitable benefit in lieu thereof.

(f) Other Fringe Benefits: Beginning on the Commencement Date, Executive shall be entitled to participate in all other fringe benefit plans and programs provided by the Company to executive employees, and shall be provided with: cellular phone and payment of related expenses; laptop computer and payment of related expenses; individual membership in two airline executive clubs of Executive's choice; one class upgrade from coach service for all business travel flights of cumulative length of three hours or greater and one-class upgrade for all rail travel of two hours or greater; and personal use of any frequent flier miles earned through business travel, provided that Executive endeavors to use such frequent flyer miles to obtain the class upgrades noted above.

(g) Vacation and Personal _ Days: Executive shall accrue paid vacation during the Employment Period at an annual rate of four (4) weeks per year. While Executive shall not be able to carry over unused vacation from one year to the next, nor shall Executive be paid upon termination for anything other than that remainder of that year's complement of vacation (i.e., his remaining accrued, but unused vacation), Executive shall accrue or earn the full four week complement at the outset of employment and on each anniversary date thereafter.

(h) Location: The Company acknowledges and accepts that the Executive's current place of residence is located in Ambler, Pennsylvania, and that Executive will not be required to relocate during the Employment Period. Executive acknowledges and accepts that Executive will need to travel to Minneapolis, Minnesota and otherwise on a regular basis as part of providing the services contemplated by this Agreement, and that the need for sometimes frequent travel in order to provide those services shall not be deemed a requirement by the Company to relocate, as the term is used in the preceding sentence. In other words, it is understood that Executive's primary office will be Ambler, Pennsylvania and that he will work remotely on a regular basis, but the duties and responsibilities outlined in Section (1)(a) of this Agreement require frequent travel.

(i) Reimbursement: Executive is authorized to incur reasonable expenses in carrying out the Executive's duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses that Executive incurs during the Employment Period. Per the preceding paragraph, the Parties anticipate that Executive shall travel to the Company's offices in Minneapolis, Minnesota and otherwise on a regular basis in the performance of Executive's duties. Accordingly, the Company agrees that reasonable expenses shall include, without limitation, costs for such transportation, costs for lodging and membership in a fitness club in the Minneapolis area. To the extent that any reimbursements are includable in Executive's income for tax purposes, the Company shall "gross up" such payments to offset any taxes payable by Executive.

3.	Termination of Employment:

(a) Terms Applicable to Any Type of Termination: In the event of a termination of Executive's employment, the Company shall pay Executive: (A) any unpaid Base Salary on the Company's regular payday, prorated to the effective date of termination; and (B) the dollar value of all accrued and unused vacation benefits based upon Executive's Base Salary, unless Executive's employment is terminated within six months of Commencement, in which case Executive will not be asked to reimburse the Company for any already-used vacation, but also will not be paid for any accrued, but unused vacation. The Company shall also reimburse Executive in accordance with and subject to the requirements of the Company's expense reimbursement practices for any reasonable and necessary business expenses incurred by Executive on behalf of the Company on or before the date on which his employment terminates, and reported and properly documented on expense reports.

(b) Termination Without Cause: The Company shall have the right to terminate Executive's employment without cause during the Employment Period upon notice to Executive.

(i) One Year or Less From the Commencement Date: In the event of a Termination Without Cause one year or less from the Commencement Date, the Company will pay Executive severance compensation in an amount equal to one-half of the annual amount of Executive's Base Salary in effect on the date on which Executive's employment is terminated, payable in a lump sum within thirty (30) days after the date of the termination. If Executive is eligible for and elects to continue group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company will pay the premiums for the first six (6) months of such coverage. The Company will also pay Executive a bonus under the Incentive Compensation Plan prorated based upon the number of days for which Executive was employed during the period for which such payments are made (e.g., quarter), and any Time Release Options shall fully vest on the date of termination.

(ii) More than One Year After the Commencement Date: In the event of a Termination Without Cause more than one year after the Commencement Date, the Company will pay Executive severance compensation in an amount equal to the annual amount of Executive's Base Salary in effect on the date on which Executive's employment is terminated, payable in a lump sum within thirty (30) days after the date of the termination. If Executive is eligible for and elects to continue group health coverage under COBRA, the Company will pay the premiums for the first twelve (12) months of such coverage. The Company will also pay Executive a bonus under the Incentive Compensation Plan prorated based upon the number of days for which Executive was employed during the period for which such payments are made (e.g., quarter) and any Time Release Options shall fully vest on the date of termination.

(iii) Any payment pursuant to this Section 3(b) shall be conditioned upon Executive's execution and non-rescission of a full and final waiver and release of any and all employment and compensation related claims in a form provided by the Company, and no payment shall be made, other than that contemplated by paragraph 3(a), shall be due or required to the extent Executive does not satisfy this condition precedent to payment, provided, however, that such waiver and release shall not include any rights of Executive under the Company's Stock Option Plan or employee benefit plans.

(c) Termination For Cause: The Company shall have the right immediately to terminate Executive's employment for cause during the Employment Period upon notice to Executive.

(i) Termination For Cause shall mean:

(A) A material breach by Executive of any term of this Agreement or of Executive's fiduciary duties to the Company, which breach, where susceptible to cure, remains uncured more than thirty (30) days after Executive receives written notice from Company specifying such breach;

(B) The willful or repeated neglect of Executive's duties or responsibilities as Executive Vice President or General Counsel which remains uncured more than thirty (30) days after Executive receives written notice from Company specifying such neglect;

(C) Executive's violation of any law, statute or regulation relating to the operation of the Company's business;

(D) The commission of, or conviction for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a crime or any conduct of Executive which involves moral turpitude; or

(E) Executive resigns for Good Reason in order to or otherwise within thirty days of separation accepts any position, employment or role which either (i) violates the restrictive covenants set forth in this agreement or (ii) is with a person, business or entity that competes in the same markets, segments or businesses as the Company. For purposes of this paragraph, competitive markets, segments or businesses includes any in which the Company has been working or involved for the one year period prior to separation or in which the Company was planning to enter at the time of separation.

(ii) If Executive's employment is Terminated For Cause the Company shall have no obligation under this Agreement to make payments of any kind to Executive, except as set forth in subparagraph 3(a).

(d) Resignation for Good Reason: Executive shall have the right to resign from employment with the Company for Good Reason during the Employment Period upon notice to the Company.

(i) As used in this Agreement, the term "Good Reason" means (a) a material breach of this Agreement by the Company which breach, where susceptible to cure, has not been cured within thirty (30) days after written notice to the Company setting forth the particulars of such alleged breach; (b) a reduction in Executive's Base Salary absent written agreement by Executive; (c) assignment to Executive of duties inconsistent with the Executive's position, or a diminution in Executive's authority, responsibility, status, title, or offices which assignment or diminution has not been cured within thirty (30) days after written notice to the Company setting forth the particulars of the alleged assignment or diminution; (d) failure of the Board of Directors to consider the promotion of the Executive to a higher leadership position within the Company not more than six months from the Commencement Date (e) requiring Executive to relocate from the executive's current place of residence in Ambler, Pennsylvania in contravention of paragraph 2(h) of the Agreement; (f) receipt by the Company of a "Wells Notice" from the United States Securities and Exchange Commission or the Financial Industry Regulatory Authority or such similar notice from any state or federal government agency, or the filing of a lawsuit or any administrative enforcement action against the Company by a federal or state agency, related to any act, omission or other conduct by the Company, or the Company's employees, affiliates or assigns that occurred or began prior to the Commencement Date; (g) a mutual agreement between Executive and the Company that Executive may resign for Good Reason, which agreement is approved by the Board; or (i) a Change in Control.

(ii) One Year or Less From the Commencement Date: In the event of a Resignation for Good Reason one year or less from the Commencement Date, Executive shall be entitled to all payments and other benefits provided under subparagraphs 3(a) and 3(b)(i) above.

(iii) More than One Year After the Commencement Date: In the event of a Resignation for Good Reason more than one year from the Commencement Date, Executive shall be entitled to all payments and other benefits provided under subparagraphs 3(a) and 3(b)(ii) above.

(e) Voluntary Resignation: Executive may voluntarily resign Executive's employment under this Agreement without Good Reason at any time; however Executive agrees to provide at least thirty (30) days advance written notice to the Company. In the event of a Voluntary Resignation without Good Reason, Executive shall be entitled to all payments and other benefits provided under subparagraph 3(a) above. Upon receipt of notice of voluntary resignation without Good Reason, the Company shall be entitled to accelerate Executive's separation, in which case Executive would only be entitled to the payments and benefits provided under subparagraph 3(a) above through the accelerated termination date.

(f) Death: If Executive's employment ends through Executive's death, Executive shall be entitled to all payments and other benefits provided under subparagraph 3(a) above. The Company will also pay Executive's estate a bonus under the Incentive Compensation Plan prorated based upon the number of days for which Executive was employed during the period for which such payments are made (e.g., quarter).

4.	Confidential Information:

(a) Confidential Information: As used in this Agreement, the term "Confidential Information" means information in whatever form, pertaining to the business of the Company that is not generally known outside of the Company, or that is known outside of the Company through improper means. Without limiting the foregoing definition, Confidential Information includes, but is not limited to: (i) technical information, formulas, teaching and development techniques, methodologies, processes, trade secrets, computer programs, electronic codes, designs, product development information, inventions, improvements, all portfolio information (including methodologies and estimates), and research projects; (ii) information about finances, costs, profits, markets, proposals, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information.

(b) Non-Disclosure of Confidential Information: During the Employment Period, Executive agrees to hold all Confidential Information in strict confidence and trust for the sole benefit of the Company and Executive agrees that Executive will not disclose any Confidential Information, directly or indirectly, to anyone outside of the Company, and Executive will not use, copy, publish, summarize, or remove from Company premises Confidential Information except to the extent necessary to carry out Executive's responsibilities as an employee of the Company. After Executive's employment with the Company ends, Executive will not, directly or indirectly, use or disclose any Confidential Information to any person or entity, except as authorized in advance by an officer of the Company in writing. The restrictions in this subparagraph, however, will not apply to Confidential Information that is or has become known to the public generally through no fault of or breach by Executive, or was previously known to Executive other than as a result of employment with the Company.

5.	Non-Solicitation Covenants:

(a) Non-Solicitation of Employees: Executive agrees that, during the Employment Period, and for a period of twelve (12) months following the termination of Executive's employment, regardless of the reason for such termination, Executive will not, directly or indirectly, solicit, or attempt to solicit, for employment, with Executive or with any other person or entity, any employee of the Company.

(b) Non-Solicitation of Customers or Financing Relationships: Executive agrees that, during the Employment Period, and for a period of twelve (12) months following the termination of Executive's employment, regardless of the reason for such termination, Executive will not, directly or indirectly, solicit any business for Executive, or for any other person or entity, from any client or financing relationship of the Company with which Executive had contact within the twelve (12) months prior to the termination of Executive's employment with the Company or concerning which Executive had access to Confidential Information, during and by virtue of Executive's employment with the Company.

6.	Resolution of Disputes:

(a) Mediation. Should the Parties to this Agreement have any dispute as to any aspect of this Agreement, or arising out of, or related to or connected with Executive's employment, compensation or benefits, or the termination thereof, the Parties will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in Minneapolis, Minnesota before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current American Arbitration Association ("AAA") national rules for the resolution of employment disputes pertaining to mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the Parties cannot agree on a mediator, then the mediator will be selected by the AAA in accordance with the criteria described in this provision. Within 30 days after the selection of the mediator, the Parties and, if they choose, their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either party may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The Company shall pay the filing fees and costs for the mediator.

(b) Arbitration. If any dispute has not been resolved by Mediation as provided in subparagraph 6(a) of this Agreement, the Parties will submit such dispute to final and binding arbitration pursuant to the then-current AAA national rules for the resolution of employment disputes before a neutral arbitrator selected from the list of Arbitrators. THE PARTIES EXPRESSLY AGREE THAT SUCH ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY DISPUTE INVOLVING THIS AGREEMENT, THE EXECUTIVE'S EMPLOYMENT, TERMINATION, COMPENSATION, OR BENEFITS AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE, OR MAY HAVE, TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE. In making an award, the arbitrator shall have no power to add to, delete from or modify this Agreement, or to enforce purported unwritten or prior agreements, or to construe implied terms or covenants into the Agreement. In reaching a decision, the arbitrator shall adhere to the relevant law and applicable precedent, and shall have no power to vary therefrom. In construing this Agreement, its language shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to which party drafted it. At the time of issuing a decision, the arbitrator shall (in the decision or separately) make specific findings of fact, and shall set forth such facts as support the decision, as well as conclusions of law, and the reasons and bases for the opinion. In the event the arbitrator exceeds the powers or jurisdiction here conferred, or fails to issue a decision in conformance herewith, it is specifically agreed that the aggrieved party may petition a court of competent jurisdiction to correct or vacate such award, and that the arbitrator's act of exceeding his or her powers shall be grounds for granting such relief. If any one or more provisions of this arbitration clause shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

7.	Jurisdiction and Venue:

To the extent that either party is permitted to file any action in court that involves any aspect of this Agreement, or arises out of, or is related to or connected with Executive's employment, compensation or benefits, or the termination thereof, the parties agree that such action must be brought in either federal court in Minnesota, or in state courts of the Fourth Judicial District (Hennepin County), and the parties irrevocably consent to jurisdiction and venue in such courts.

8.	Attorneys' Fees:

Should any arbitration or litigation commence between the parties concerning this Agreement or the rights and obligations of either party, whether it be an action for damages, equitable or declaratory relief, the prevailing party in any arbitration or litigation shall be entitled to, as an element of its costs, in addition to other relief as may be granted by the arbitrator or court, reasonable sums as and for attorneys' fees, or such prevailing party may recover such attorneys' fees in a separate action brought for that purpose, in accordance with applicable law.

9.	Miscellaneous Provisions:

(a) All payments required to be made by the Company to Executive (or his heirs, executors, administrators, or estate) shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or order.

(b) The Company's or Executive's refraining from exercising any right under this Agreement for a reasonable period of time when it is permissible for the Company or Executive to exercise such right shall not constitute a waiver by either of them of any such right, unless so provided in a writing signed by both Parties and shall not prevent the Company or Executive from exercising any such right at any time.

(c) Executive agrees to keep the financial terms of this Agreement confidential; provided, however, that Executive may disclose the financial terms of this Agreement to his attorney, accountant, financial advisor and spouse, and to government agencies for the purpose of payment or collection of taxes or application for unemployment compensation benefits. Executive may also disclose the financial terms of this Agreement if required to do so by lawful subpoena, in any proceeding to enforce the terms of this Agreement, or in any mediation or arbitration under the terms of this Agreement. Executive may also disclose the existence and terms of the covenants in paragraphs 4 and 5 of this Agreement to any prospective or subsequent employer.

(d) If any claim is asserted or any litigation is threatened or pursued against Executive by a previous employer or an affiliate of a previous employer related to Executive's employment with the Company, the Company shall either: (i) defend and indemnify Executive, and hold Executive harmless, against and in respect of any and all such demands, judgments, costs, and expenses (including reasonable attorneys' fees), losses, and damages arising from such claim or litigation; or (ii) terminate Executive's employment Without Cause as provided under subparagraph 3(b) of this Agreement. It is agreed and understood that this provision is included in this Agreement not because either party believes any such claim would be meritorious or made in good faith, but rather out of an abundance of caution.

(e) Notwithstanding anything in this Agreement to the contrary, all payments to be made upon a termination of employment under this Agreement shall only be made upon a "separation from service" within the meaning of Section 409A of the Internal Revenue Code (the "Code"). To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the "separation pay exception" under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments to the Executive will be deemed a separate payment. With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a "deferral of compensation" within the meaning of Section 409A of the Code and its implementing regulations and guidance, (i) the expenses eligible for reimbursement or in-kind benefits provided to the Executive must be incurred during the Employment Period (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (iii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(f) All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by Federal Express or UPS next-day delivery, or by certified express mail, return receipt requested, postage prepaid, to the parties to this Agreement as the following addresses or to such other address as either party may specify by notice to the other:

If to the Company:

Chief Executive Officer

GWG Holdings, Inc.

220 S 6th St #1200

Minneapolis, MN 55415

If to the Executive:

Michael D. Freedman

505 Bell Lane

Ambler, PA 19002

10.	Prior Obligations and Information of Others:

(a) Prior Obligations: Executive represents and warrants that he is free to enter into this Agreement and accept employment with the Company upon the terms and conditions set forth in this Agreement, and that the terms and conditions in this Agreement will not cause Executive to violate any obligation that Executive owes to any prior employer.

(b) Information of Others: During Executive's employment with the Company, Executive will not disclose to the Company, or use, or induce the Company to use, any confidential or proprietary information of any prior employer in violation of any obligation that Executive owes to such prior employer.

11.	Effective Date: Each of the Parties is signing this Agreement with the intent to be legally bound by it. This Agreement shall become effective upon the date on which Executive executes a copy of this Agreement that has already been signed by the President on behalf of the Company, and delivers the executed Agreement to the Company..

12.	Construction: Except as may be expressly provided herein, the validity, interpretation, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of Minnesota, without application of its conflict of laws principles.

13.	Successors and Assigns: This Agreement shall be binding upon the parties' heirs, successors and assigns. The obligations and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.

14.	Severability: If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or by an arbitrator, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.	Entire Agreement and Survival: This Agreement is the entire agreement between the parties concerning the terms of Executive's employment and supersedes any and all prior agreements or understandings between them concerning its subject matter, oral or written. This Agreement may be not changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing signed by Executive and the President. Notwithstanding anything else to the contrary in this Agreement, it is understood and agreed that the provisions of this Section 15, as well as the provisions and obligations set forth in Sections 4, 5, 6, 7, 8, 9, 10, 13 and 16 of this Agreement shall survive the termination of this Agreement and/or Executive's employment with the Company.

16.	No Waiver: The waiver by either party of any term, condition or provision of this Agreement shall not be construed as a waiver of any other or subsequent term, condition or provision of this Agreement.

17.	Voluntary Agreement: Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, each has carefully read and fully understands all provisions of this Agreement, each has had opportunity to review any and all aspects of this Agreement with the legal, tax, or other advisors of such party's choice, and each is voluntarily entering into this Agreement.

18.	Photocopies: Photocopies of this signed Agreement are as binding and as legally enforceable as a signed original.

For GWG Holdings, Inc

By:	/s/ Jon Sabes
Jon Sabes
CEO

9/22/14
Date

By:	/s/ Michael D. Freedman
Michael D. Freedman

SEPTEMBER 22, 2014
Date

EXHIBIT A

Three Year Base Plan

	Purchased Life Insurance	Estimated Subordinate
YEAR	Benefit Amount	Capital Raised
2015	$350,829,496	$151,602,849
2016	$751,177,234	$195,439,385
2017	$774,002,904	$195,439,385
Total	$1,876,009,635	$542,481,619